EXHIBIT 99.3
ANADARKO WILLISTON BASIN OPERATIONS
Combined Statements of Revenues and Direct Operating Expenses
Years ended December 31, 2006, 2005 and 2004
(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report
The Board of Directors
Anadarko Petroleum Corporation:
We have audited the accompanying combined statements of revenues and direct operating expenses of the Anadarko Williston Basin Operations (Williston Basin Operations), acquired on April 11, 2007 by a subsidiary of Encore Acquisition Company for each of the years in the three-year period ended December 31, 2006. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Williston Basin Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The statements are not intended to be a complete presentation of Williston Basin Operations’ revenues and expenses.
In our opinion, the combined statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Williston Basin Operations for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Houston, Texas
June 22, 2007

ANADARKO WILLISTON BASIN OPERATIONS
Combined Statements of Revenues and Direct Operating Expenses
Years ended December 31, 2006, 2005 and 2004

	Years ended December 31
	2006	2005	2004
	(in thousands)
Total revenues	$115,099	$123,184	$89,077

Direct operating expenses:
Lease operating expenses	20,576	19,441	16,006
Production and other taxes	9,695	9,433	7,226

Total direct operating expenses	30,271	28,874	23,232

Excess of revenues over direct operating expenses	$84,828	$94,310	$65,845

See accompanying notes to combined statements of revenues and direct operating expenses.

ANADARKO WILLISTON BASIN OPERATIONS
Supplemental Information for Oil and Natural Gas Producing Activities
Years ended December 31, 2006, 2005 and 2004

(Unaudited)
(1)	Basis of Presentation

On January 23, 2007, Encore Acquisition Company (Encore) entered into an Agreement (Agreement) with Howell Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP, wholly owned subsidiaries of Anadarko Petroleum Corporation (Anadarko), whereby Encore agreed to acquire all of the ownership interests owned by Anadarko in certain oil and gas properties in the Williston Basin (Williston Basin Operations). The Williston Basin properties are located primarily in North Dakota and Montana. The acquisition closed on April 11, 2007 for a cash purchase price of approximately $392.5 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Anadarko did not prepare separate stand alone historical financial statements for the Williston Basin Operations in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Williston Basin Operations. The accompanying statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko.

Certain indirect expenses as further described in note 4 were not allocated to the Williston Basin Operations’ historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations which would be arbitrary and would not be indicative of the performance of the properties had they been owned by Encore.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity and cash flows of the Williston Basin Operations and are not indicative of the results of operations for the Williston Basin Operations going forward.

(2)	Significant Accounting Policies
(a)	Principles of Combination and Use of Estimates

The combined statements of revenues and direct operating expenses are derived from the accounts of Anadarko. All significant intercompany transactions and balances have been eliminated in the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.
(Continued)

ANADARKO WILLISTON BASIN OPERATIONS
Supplemental Information for Oil and Natural Gas Producing Activities
Years ended December 31, 2006, 2005 and 2004

(Unaudited)
(b)	Revenue Recognition

Total revenues in the accompanying statements of revenues and direct operating expenses are derived from the sale of oil and natural gas. Anadarko recognizes revenues based on the amount of oil and natural gas sold to purchasers when delivery to the purchaser has occurred and title has transferred. Anadarko follows the sales method of accounting for gas imbalances, whereby, as sales volumes exceed Anadarko’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds Anadarko’s share of the remaining estimated proved natural gas reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Oil and natural gas revenues for the Williston Basin Operations are as follows:

	(Unaudited)
	Years ended December 31,
	2006	2005	2004
	(in thousands)
Oil	$108,057	$115,231	$83,852
Natural gas	7,042	7,953	5,225

Total revenues	$115,099	$123,184	$89,077

(c)	Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Williston Basin Operations. The direct operating expenses include lease operating and production and other tax expenses. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities. Production and other taxes consist of severance and ad valorem taxes.
(3)	Contingencies

The activities of the Williston Basin Operations are subject to potential claims and litigation in the normal course of operations. Anadarko does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Williston Basin Operations.

(4)	Excluded Expenses (unaudited)

The Williston Basin Operations were part of a much larger enterprise prior to the date of the acquisition by Encore. Indirect costs have not been included in the financial statements. These costs include indirect general and administrative expenses, recovery of COPAS overhead charges from joint venture partners, interest, income taxes and other indirect expenses. These expenses were not allocated to the Williston Basin Operations and have been excluded from the accompanying statements. Anadarko management believes such indirect expenses are not indicative of future costs which would be incurred by Encore.
(Continued)

ANADARKO WILLISTON BASIN OPERATIONS
Supplemental Information for Oil and Natural Gas Producing Activities
Years ended December 31, 2006, 2005 and 2004

(Unaudited)
Also, depreciation, depletion and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the oil and gas properties in connection with the purchase price allocation by Encore.

(5)	Cash Flow Information (unaudited)

Capital expenditures were approximately $33.9 million, $17.3 million and $15.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. Other cash flow information is not available on a stand alone basis for the Williston Basin Operations.

ANADARKO WILLISTON BASIN OPERATIONS
Supplemental Information for Oil and Natural Gas Producing Activities
Years ended December 31, 2006, 2005 and 2004
(Unaudited)
Supplemental oil and natural gas reserve information related to the Williston Basin Operations is presented in accordance with the requirements of statement of financial accounting standards SFAS No. 69, Disclosures about Oil and Gas Producing Activities (SFAS No. 69).
Because oil and natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, reserve estimates and timing of development and production may be significantly different from the actual quantities of oil and natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimates.
Estimated Proved Reserves
Proved oil and gas reserve estimates are prepared in accordance with SEC guidelines and are a function of; (i) the quality and quantity of available data, (ii) the interpretation of that data, (iii) the accuracy of various economic assumptions used and (iv) the judgment of the persons preparing the estimate.
(Continued)

ANADARKO WILLISTON BASIN OPERATIONS
Supplemental Information for Oil and Natural Gas Producing Activities
Years ended December 31, 2006, 2005 and 2004
(Unaudited)
The volumes of proved oil and natural gas reserves shown are estimates, which, by their nature, are subject to later revision. These proved reserves were estimated utilizing available geological and reservoir data as well as production performance data. These estimates are prepared annually by reserve engineers, and revised either upward or downward, as warranted by additional performance data. The following table sets forth estimates of the proved oil and natural gas reserves (net of royalty interests) and changes therein attributed to the Williston Basin Operations, for the periods indicated below.

	Natural	Oil	Total
	gas (Mmcf)	(Mbbl)	(MBOE)(1)
January 1, 2004	11,788	17,575	19,540
Purchase of reserves in place	—	—	—
New discoveries and extensions	282	497	544
Revisions of previous estimates	5,047	2,905	3,746
Production	(1,107)	(2,121)	(2,306)

December 31, 2004	16,010	18,856	21,524
Purchase of reserves in place	—	—	—
New discoveries and extensions	221	793	830
Revisions of previous estimates	1,347	1,809	2,033
Production	(1,250)	(2,177)	(2,385)

December 31, 2005	16,328	19,281	22,002
Purchase of reserves in place	—	—	—
New discoveries and extensions	240	422	462
Revisions of previous estimates	398	(1,280)	(1,214)
Production	(1,196)	(1,812)	(2,011)

December 31, 2006	15,770	16,611	19,239

Proved developed reserves as of:
December 31, 2004	14,728	16,407	18,862
December 31, 2005	15,711	17,858	20,477
December 31, 2006	15,254	15,358	17,900

Proved undeveloped reserves as of:
December 31, 2004	1,282	2,449	2,662
December 31, 2005	617	1,423	1,525
December 31, 2006	516	1,253	1,339

(1)	Total volumes are in thousands of barrels of oil equivalent (MBOE). For these computations, one barrel of oil is the equivalent of six thousand cubic feet of natural gas.
Estimates of future net cash flows from proved reserves were made in accordance with SFAS No. 69. The amounts were prepared by the Anadarko’s engineers and are shown in the following table. The year-end prices used for the development of future cash inflows were $54.12, $55.26 and $40.01 per barrel of oil and $3.64, $8.26 and $4.67 per Mcf of natural gas for 2006, 2005 and 2004, respectively, and these year end prices have been adjusted for transportation and other charges. The estimates are based on prices at year-end. Oil prices are
(Continued)

ANADARKO WILLISTON BASIN OPERATIONS
Supplemental Information for Oil and Natural Gas Producing Activities
Years ended December 31, 2006, 2005 and 2004
(Unaudited)
escalated only for fixed and determinable amounts under provisions in some contracts. Estimated future cash inflows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, and assuming continuation of existing economic conditions. U.S. income tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis.
Standardized Measure of Discounted Future Net Cash Flows
The present value of future net cash flows does not purport to be an estimate of the fair market value of the Williston Basin Operations proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas.
The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of oil and natural gas as of the dates indicated below.

	December 31,
	2006	2005	2004
		(in thousands)
Future cash inflows	$956,312	$1,200,280	$829,248
Future production costs	375,445	526,124	335,378
Future development costs	19,786	14,587	16,768
Future income tax expense	190,818	225,233	160,652

Future net cash flows	370,263	434,336	316,450
10 percent discount for estimated timing of cash flows	171,443	189,355	135,043

Standardized measure of discounted future net cash flows relating to oil and natural gas reserves	$198,820	$244,981	$181,407

(Continued)

ANADARKO WILLISTON BASIN OPERATIONS
Supplemental Information for Oil and Natural Gas Producing Activities
Years ended December 31, 2006, 2005 and 2004
(Unaudited)
The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

	Years ended December 31,
	2006	2005	2004
		(in thousands)
Beginning of period	$244,981	$181,407	$110,184
Sales of oil and natural gas produced, net of production costs	(84,828)	(94,310)	(65,845)
Net changes in prices and production costs	5,884	99,846	133,777
Extensions and discoveries, net of future development, production costs and abandonment	10,478	23,031	7,277
Development costs incurred during the period	33,889	17,339	15,264
Change in estimated future development costs	(21,323)	(11,599)	(12,465)
Revisions of previous quantity estimates	(20,486)	35,210	52,903
Purchases of reserves in place	—	—	—
Sales of reserves in place	—	—	—
Accretion of discount	37,210	27,429	13,892
Net changes in income taxes	24,667	(34,242)	(64,141)
Timing and other	(31,652)	870	(9,439)

Net change	(46,161)	63,574	71,223

End of period	$198,820	$244,981	$181,407